Exhibit 3.1

Certificate of Incorporation

of

GPAQ ACQUISITION HOLDINGS, INC.

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, Del. Code Ann. tit. 8, §§ 101–398 (the “DGCL”), hereby certifies that:

First:

The name of the corporation is:

GPAQ Acquisition Holdings, Inc.

Second:

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

Third:

The purpose of the corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL.

Fourth:

The aggregate number of shares of capital stock that the corporation shall have authority to issue is ONE THOUSAND (1,000) shares of common stock, par value $0.0001 per share (the “Common Stock”).

Fifth:

The name and address of the incorporator are:

John J. Franciscus, Esq.

90 Beta Drive

Pittsburgh, PA 15238

Sixth:

The corporation is to have perpetual existence.

Seventh:

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. the Board of Directors of the corporation is expressly authorized to adopt, amend, or repeal the Bylaws of the corporation, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon;

B. elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide;

C. the books of the corporation may be at such place within or without the State of Delaware as the Bylaws of the corporation may provide or as may be designated from time to time by the Board of Directors of the corporation; and

D. any action required or permitted to be taken at any meeting of the Board of Directors of the corporation may be taken without a meeting if and only if all of the directors consent thereto in writing.

Eighth:

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation.

Neither any amendment nor repeal of this Article Eighth, nor the adoption of any provision of the corporation’s certificate of incorporation inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

Ninth:

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the corporation; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or the corporation’s stockholders; (C) any action or proceeding asserting a claim against the corporation arising pursuant to any provision of the DGCL or the corporation’s certificate of incorporation or Bylaws; or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

I, THE UNDERSIGNED, being the incorporation hereinbefore named, for the purposes of forming a corporation pursuant to the DGCL, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly I have hereunto set my hand this 29th day of August, 2019.

/s/ John J. Franciscus
John J. Franciscus, Incorporator